Exhibit 99.1

Press Release Contact: David W. Wehlmann Executive Vice President & Chief Financial Officer
AMEX SYMBOL: GW
FOR IMMEDIATE RELEASE: HOUSTON, TEXAS – JULY 31, 2008, GREY WOLF, INC. ANNOUNCES OPERATING RESULTS FOR THE QUARTER ENDED JUNE 30, 2008
Houston, Texas, July 31, 2008 – Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW) reported net income of $32.3 million, or $0.15 per share on a diluted basis, for the three months ended June 30, 2008 compared with net income of $41.7 million, or $0.19 per share on a diluted basis, for the second quarter of 2007. Revenues for the second quarter of 2008 were $216.7 million compared with revenues for the second quarter of 2007 of $227.5 million.
For the six months ended June 30, 2008, Grey Wolf reported net income of $63.6 million, or $0.31 per share on a diluted basis, on revenues of $418.2 million compared to net income of $100.3 million, or $0.46 per share on a diluted basis, on revenues of $469.5 million for the six months ended June 30, 2007.
“Grey Wolf achieved level quarterly sequential results in the second quarter of 2008 as our industry entered into a period of increased demand for U.S. land drilling rigs,” commented Thomas P. Richards, Chairman, President and Chief Executive Officer. “Our markets are improving significantly as drilling activity intensifies, absorbing an influx of newly built and re-commissioned rigs into the market. In the second quarter, we returned a number of stacked rigs to work, signed additional term contracts, and experienced continuing increases in leading edge dayrates, which now range from $18,000 to $23,500 per day, without fuel and top drives.”
The Company reported total earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) of $80.5 million in the second quarter of 2008, compared to $81.9 million for the previous quarter and $91.7 million for the second quarter of 2007. On a per-rig-day basis, EBITDA was $8,451 for the second quarter of 2008, $8,958 for the first quarter of 2008 and $9,680 for the second quarter of 2007. Turnkey EBITDA per rig day in the second quarter of 2008 was $16,598 and daywork EBITDA per rig day totaled $7,840. The Company’s turnkey results rose quarter-over-quarter, contributing $11.0 million, or 14%, of total EBITDA for the second quarter of 2008.
“The outlook for the second half of the year is very good,” noted Mr. Richards. “With commodity prices at high levels and the outlook for oil and natural gas pricing remaining positive, customer interest in new long-term contracts and renewals continues to strengthen. For the third quarter of 2008 to date, Grey Wolf is averaging 109 rigs working and we expect that number to increase as we move into the last half of the year.”
GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — JULY 31, 2008
“Grey Wolf is expanding and upgrading its fleet as higher energy prices encourage our customers to pursue natural gas prospects in new resource plays. Rig 109, our new built-for-purpose Production and Drilling System Rig (PaDSRigTM), which can drill multiple wells on a single site, rigged up last week in Colorado under a three-year term contract. Rig 110, our second in this series, is expected to be delivered during the fourth quarter. We have also signed two-year term contracts with a customer to move two rigs to the Bakken Shale play in North Dakota. These two mechanical rigs will be enhanced and upgraded to SCR capability before their deployment near the end of the year. This will increase our Bakken exposure to four rigs,” concluded Mr. Richards.
Grey Wolf currently markets 122 drilling rigs with 114 rigs under contract today. Of the 114 rigs contracted, 66 are working under daywork term contracts, 40 are working under spot market daywork contracts and 8 are working under turnkey contracts. Grey Wolf averaged 105 rigs working in the second quarter of 2008. This compares with an average of 100 rigs working in the first quarter of 2008 and 104 rigs working during the second quarter of 2007.
Under daywork term contracts, the Company has approximately 12,200 days, or an average of 66 rigs, contracted for the remaining two quarters of 2008 and approximately 13,700 days, or an average of 38 rigs, committed in 2009.
Capital expenditures totaled $50.0 million in the second quarter of 2008 and for the full year 2008 are projected to be $160.0 million to $170.0 million depending on the level of rig activity and includes the upgrades discussed above.
During the third quarter of 2008, the Company expects to average 108 to 111 rigs working with seven to nine of these rigs performing turnkey services. In addition, average daywork EBITDA per rig day is expected to increase by $400 to $600 as the Company’s markets continue to improve. Depreciation expense of approximately $27.5 million, interest expense of approximately $2.7 million and an effective tax rate of approximately 37% are expected for the third quarter of 2008. As previously reported, the Company also will take a pre-tax charge to earnings of approximately $17.0 million (or approximately $0.05 per diluted share) during the third quarter as a result of the shareholder vote and related termination on July 15, 2008 of a proposed merger with Basic Energy Services, Inc.
Grey Wolf has scheduled a conference call August 1, 2008 at 9:00 a.m. CT to discuss second quarter 2008 results. The call will be web cast live on the Internet through the Investor Relations page on the Company’s website at:
http://www.gwdrilling.com
To participate by telephone, call (800) 728-2167 domestically or (415) 537-1938 internationally ten to fifteen minutes prior to the starting time. The reservation number is 21388852. A replay of the conference call will be available by telephone from 11:00 a.m. CT on August 1, 2008 until 11:00 a.m. CT on August 3, 2008. The telephone number for the replay of the call is (800) 633-8284 domestically or (402) 977-9140 internationally and the access code is 21388852. The call will be available for replay through the Grey Wolf website for approximately two weeks.
GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — JULY 31, 2008
Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of turnkey and contract oil and gas land drilling services in the best natural gas producing regions in the United States with a fleet of 122 drilling rigs, which will increase to 123 with the addition of a new rig in 2008.
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding: demand for the Company’s services, deployment of rigs, rig supply in the market, the benefits of term contracts, 2008 rig activity, average daywork EBITDA per day, dayrates, projected depreciation, projected tax rate and interest expense, expected new rig cost and delivery schedule, 2008 financial results and projected capital expenditures in 2008. These forward-looking statements are subject to risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially, including oil and natural gas prices and trends in those prices, the pricing and other competitive policies of our competitors, uninsured or under-insured casualty losses, cost of insurance coverage, increasing rig supply, changes in interest rates, unexpected costs under turnkey drilling contracts, weather conditions, and the overall level of drilling activity in our market areas. Please refer to reports filed with the Securities and Exchange Commission by Grey Wolf for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.
GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — JULY 31, 2008

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands, except per share amounts)
	(Unaudited)
Revenues	$216,707	$227,520	$418,229	$469,533
Costs and expenses:
Drilling operations	129,953	132,307	243,461	253,260
Depreciation and amortization	26,994	22,397	54,753	43,811
General and administrative	8,221	7,159	16,833	14,558
(Gain) loss on the sale of assets	12	(76)	50	(129)

Total costs and expenses	165,180	161,787	315,097	311,500

Operating income (loss)	51,527	65,733	103,132	158,033
Other income (expense):
Interest income	1,991	3,593	4,478	6,752
Interest expense	(2,709)	(3,438)	(6,046)	(6,930)

Other income (expense), net	(718)	155	(1,568)	(178)

Net income (loss) before income taxes	50,809	65,888	101,564	157,855
Income taxes expense (benefit):
Current	14,001	17,307	27,129	44,287
Deferred	4,510	6,873	10,814	13,282

Total income tax expense (benefit)	18,511	24,180	37,943	57,569

Net income applicable to common shares	$32,298	$41,708	$63,621	$100,286

Net income per common share: (1)
Basic	$0.18	$0.23	$0.36	$0.55

Diluted	$0.15	$0.19	$0.31	$0.46

Weighted average common shares outstanding:
Basic	176,001	183,009	175,886	183,016

Diluted	220,042	226,734	219,687	226,655

	Three Months Ended
	June 30,
	2008	2007
Marketed Rigs at June 30	122	120

Average Rigs Working:
Ark-La-Tex	24	25
Gulf Coast	23	24
South Texas	28	27
Rocky Mountain	12	13
Mexico	2	—
Mid Continent	16	15

Total Average Rigs Working (2)	105	104

(1)	Please see “Computation of Earnings Per Share” included in this release.

(2)	For the week ending July 24, 2008, the Company averaged 111 rigs working.
GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — JULY 31, 2008
Operating data comparison for the three months ended June 30, 2008 and 2007.

	Three Months Ended			Three Months Ended
	June 30, 2008			June 30, 2007
	Daywork	Turnkey		Daywork	Turnkey
	Operations	Operations	Total	Operations	Operations	Total
	(Dollars in thousands except averages per rig day worked)
	(Unaudited)
Rig days worked	8,862	665	9,527	8,715	761	9,476

Contract drilling revenues	$175,637	$41,070	$216,707	$186,225	$41,295	$227,520
Drilling operating expenses	(100,280)	(29,673)	(129,953)	(100,762)	(31,545)	(132,307)
General and administrative expenses	(7,731)	(490)	(8,221)	(6,659)	(500)	(7,159)
Interest income	1,860	131	1,991	3,303	290	3,593
Gain (loss) on sale of assets	(12)	—	(12)	72	4	76

EBITDA	$69,474	$11,038	$80,512	$82,179	$9,544	$91,723

Average per rig day worked:
Contract drilling revenue	$19,819	$61,759	$22,747	$21,368	$54,264	$24,010
EBITDA	7,840	16,598	8,451	9,430	12,541	9,680
Operating data comparison for the six months ended June 30, 2008 and 2007.

	Six Months Ended			Six Months Ended
	June 30, 2008			June 30, 2007
	Daywork	Turnkey		Daywork	Turnkey
	Operations	Operations	Total	Operations	Operations	Total
	(Dollars in thousands except averages per rig day worked)
	(Unaudited)
Rig days worked	17,395	1,269	18,664	18,017	1,380	19,397

Current drilling revenues	$347,981	$70,248	$418,229	$393,589	$75,944	$469,533
Drilling operating expenses	(193,180)	(50,281)	(243,461)	(200,625)	(52,635)	(253,260)
General and administrative expenses	(15,850)	(983)	(16,833)	(13,617)	(941)	(14,558)
Interest income	4,182	296	4,478	6,264	488	6,752
Gain (loss) on sale of assets	(48)	(2)	(50)	110	19	129

EBITDA	$143,085	$19,278	$162,363	$185,721	$22,875	$208,596

Average per rig day worked:
Contract drilling revenue	$20,005	$55,357	$22,408	$21,845	$55,032	$24,206
EBITDA	8,226	15,191	8,699	10,308	16,576	10,754
GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — JULY 31, 2008
Reconciliation of
Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) to net income
(loss) applicable to common shares
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
Earnings before interest expense, income taxes, depreciation and amortization	$80,512	$81,851	$91,723	$162,363	$208,596
Depreciation and amortization	(26,994)	(27,759)	(22,397)	(54,753)	(43,811)
Interest expense	(2,709)	(3,337)	(3,438)	(6,046)	(6,930)
Total income tax (expense)/benefit	(18,511)	(19,432)	(24,180)	(37,943)	(57,569)

Net income (loss) applicable to common shares	$32,298	$31,323	$41,708	$63,621	$100,286

	June 30,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)
Condensed Balance Sheet Data:

Cash and cash equivalents	$313,061	$247,701
Restricted cash	867	847
Other current assets	178,096	194,948

Total current assets	492,024	443,496
Net property and equipment	781,952	737,944
Other assets	30,975	26,530

Total assets	$1,304,951	$1,207,970

Current liabilities	$122,481	$104,692
Contingent convertible senior notes	275,000	275,000
Other long term liabilities	19,605	18,126
Deferred income taxes	162,349	150,643
Shareholders’ equity	725,516	659,509

Total liabilities and equity	$1,304,951	$1,207,970

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — JULY 31, 2008
Computation of Earnings Per Share
(In thousands, except per share amounts)
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computation is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Numerator:
Net income	$32,298	$41,708	$63,621	$100,286

Add interest expense on contingent convertible senior notes, net of related tax effects (1)	1,558	2,059	3,451	4,135

Adjusted net income – diluted	$33,856	$43,767	$67,072	$104,421

Denominator:
Weighted average number of shares outstanding – basic	176,001	183,009	175,886	183,016

Effect of dilutive securities:
Options – treasury stock method	716	740	596	715
Restricted stock	868	528	748	467
Contingent convertible senior notes (1)	42,457	42,457	42,457	42,457

Weighted average common shares outstanding – diluted	220,042	226,734	219,687	226,655

Earnings Per Share:
Basic	$0.18	$0.23	$0.36	$0.55

Diluted	$0.15	$0.19	$0.31	$0.46

(1)	Please see our latest quarterly report on Form 10-Q for a description of our contingent convertible notes.
GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com